EXHIBIT 99
                                                                  TO FORM 8-K





                 VERMONT NATIONAL BANK ANNOUNCES ACQUISITION OF
                      GREEN MOUNTAIN BANK TRUST DEPARTMENT


Brattleboro, Vermont, February 27, 1996 . . . . John D. Hashagen, Jr., President
and Chief Executive Officer of Vermont Financial Services Corp., announced today that its wholly owned Vermont banking subsidiary, Vermont National Bank, has entered into a definitive agreement with Arrow Financial Corporation and its wholly owned Vermont banking subsidiary, Green Mountain Bank of Rutland, Vermont, to purchase Green Mountain Bank's trust department business. The agreement is subject to regulatory approvals. Pending these approvals, the transaction is expected to close around mid-year.

Commenting on the transaction, Mr. Hashagen stated, "We are very pleased to be acquiring the Green Mountain Bank trust business. Our existing trust business is one of our most important business lines, currently generating over $3 million in annual revenues. The addition of the Green Mountain Bank trust business should give us approximately 800 new trust clients, additional trust revenues of approximately $1.6 million per year and some experienced and capable trust personnel. We plan to service these new clients through expanded trust facilities and staff at our Rutland regional trust center. By combining the trust department employees of the Green Mountain Bank with Vermont National Bank's current staff we believe we will have the most experienced trust officers and support personnel in the state of Vermont, servicing trust customers throughout the state."

Vermont Financial Services Corp. is a two-bank holding company headquartered in Brattleboro, Vermont. Its banking subsidiaries are Vermont National Bank, a commercial bank with 31 banking offices throughout Vermont, and United Bank, a savings bank headquartered in Greenfield, Massachusetts with 7 banking offices in western Massachusetts.

Vermont Financial Services Corp. common stock is listed on NASDAQ with a trading symbol of VFSC.


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